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                                                                       Exhibit 3


                                OPTION AGREEMENT

      AGREEMENT dated as of October 4, 2002 by and between Arch Hill Ventures, N.V., a Netherlands corporation (the "Shareholder"), GAIA Holding B.V., a Netherlands corporation ("GAIA Holding") and Lithium Technology Corporation, a Delaware corporation ("LTC"); and

      WHEREAS, LTC has entered into a Share Exchange Agreement with the Shareholder as of June 7, 2002 (the "Share Exchange Agreement");

      WHEREAS, all terms used herein and not defined shall have the meaning set forth in the Share Exchange Agreement);

      WHEREAS, pursuant to the Share Exchange Agreement, LTC will acquire 60% of the outstanding shares of GAIA Holding from the Shareholder and a 60% beneficial ownership interest in GAIA; and

      WHEREAS, the Shareholder is willing to grant an option to LTC to the extent provided for herein;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                     OPTION

      1.1 LTC Option. During the term of this Agreement and upon the closing of any GAIA Financing, LTC shall have the option to purchase from the Shareholder up to the number of shares of GAIA Holding Common Stock owned by the Shareholder that with the number of GAIA Holding Shares owned by LTC as of the date of this Agreement (the "LTC GAIA Holding Shares") will constitute 60% of the GAIA Holding's issued and outstanding shares and will result in LTC holding a 60% beneficial ownership interest in GAIA (the "Option Shares") in accordance with the following provisions:

            (a) LTC shall notify the Shareholder in writing that it desires to purchase the Option Shares.

            (b) Within 30 days following the receipt of such notice, the Shareholder shall transfer to LTC the Option Shares and LTC shall deliver to the Shareholder the LTC Shares.
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            (c)   The "LTC Shares" will be shares of LTC Common Stock issued at the exchange rate of the shares exchanged by LTC and the Shareholder under the Share Exchange Agreement.

      1.2 GAIA Shares. In the event that notwithstanding the acquisition by LTC of Option Shares, the LTC GAIA Holding Shares and the Option Shares together constitute less than a 60% beneficial ownership interest in GAIA after any GAIA Financing, LTC shall have the right to purchase in the GAIA Financing such number of shares of GAIA ("GAIA Shares") so that with the LTC GAIA Holding Shares, the Option Shares and the GAIA Shares would result in LTC holding a 60% beneficial interest in GAIA. GAIA Holding agrees to take all action to effectuate the foregoing. In the event that the GAIA Shares are issued to LTC under this Section 1.2, the same procedure and exchange rate set forth in
Section 1.1 of this Agreement shall govern.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

      2.1 General. Each party hereby represents and warrants to the other as follows:

            (a) Each party has all requisite power and authority to enter into this Agreement.

            (b) This Agreement constitutes the legal, valid and binding obligation of the party, enforceable against such party in accordance with its terms.

            (c) There is no claim, action, suit, investigation, arbitration or, proceeding, and no order, decree or judgment, in progress, pending or threatened, which relates to or may adversely affect any of the transactions or activities contemplated by this Agreement, and the party has no reason to be aware of any basis for the same.

            (d) This Agreement does not conflict with or violate any other agreement of a party or to its knowledge, any law to which it is subject.

                                   ARTICLE III
                              TERM AND TERMINATION

      3.1 Term. This Agreement shall come into effect as of the date hereof and shall remain in full force and effect until the earlier of (a) the consent of the Shareholder and LTC; (b) the termination of the Strategic Alliance Agreement; or (c) the liquidation or dissolution of GAIA Holding.

                                   ARTICLE IV
                               DISPUTE RESOLUTION

      4.1 Arbitration. In the event of any dispute between the Shareholder relating to this Agreement, including its scope or validity, they shall first try to resolve the matter through good faith negotiation and, if a resolution cannot be achieved in that manner, then it shall be submitted


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to binding arbitration in Geneva, Switzerland (or such other place as the
Shareholder may agree to) under the applicable rules of the American Arbitration Association. The arbitration shall be by a single arbitrator selected in accordance with the procedures of the American Arbitration Association but who shall be technically grounded and whose experience and training shall enable him or her to readily comprehend the technical aspects of the issues to be decided. At the request of the Shareholder, the arbitrator may permit discovery of documents and things as provided in the Federal Rules of Civil Procedure of the United States. The costs of the arbitration shall be shared by the Shareholder and LTC but the arbitrator shall award costs, including the amount paid to the arbitrator but excluding attorney's fees, to the prevailing Shareholder.

      4.2 Arbitrator's Award. The arbitrator's award may be enforced in any court of competent jurisdiction, and each party hereby submits itself to the jurisdiction of the federal or state court within the State of New York for that purpose.

                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 Amendment. This Agreement may be amended only by written agreement of the Shareholder and LTC. Each party acknowledges that it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by all parties.

      5.2 Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be void, invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision had never been contained herein.

      5.3 Headings. The headings of the Articles and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

      5.4 Counterparts. This Agreement may be executed by the parties and LTC in separate counterparts (by original or facsimile signature) each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

      5.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, telecopied (with receipt confirmed), by overnight courier service or mailed, by certified or registered mail to the party at its address set forth in the Share Exchange Agreement, or to such other address as the addressee shall have furnished to other party in the manner prescribed by this Section 5.5.


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      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the day and year first above written.

                                    ARCH HILL VENTURES N.V.


                                    By: /s/ H.H. van Andel
                                       --------------------------------------
                                       H.H. van Andel
                                       Executive Officer


                                    GAIA HOLDING B.V.


                                    By:  /s/ H.H. van Andel
                                       --------------------------------------
                                       Name: H.H. van Andel
                                        Title: Executive Officer


                                    LITHIUM TECHNOLOGY CORPORATION


                                    By: /s/ David J. Cade
                                       --------------------------------------
                                       David J. Cade
                                       Chairman and Chief Executive Officer




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